UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 23, 2017

NOBLE ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-07964	73-0785597
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1001 Noble Energy Way, Houston, Texas		77070
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (281) 872-3100
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On February 23, 2017, Noble Energy, Inc. (“Noble Energy”, the “Company”, “we” or “us”) approved and sanctioned a final investment decision concerning the first phase of development of the Leviathan field offshore Israel, with first gas targeted for the end of 2019. Initial development of Leviathan will include four subsea wells, each capable of flowing more than 300 million cubic feet per day (MMcf/d) of natural gas. Initial Leviathan proved reserve bookings associated with this investment of approximately 3.3 trillion cubic feet (Tcf) net (9.4 Tcf gross) are expected to be recorded in 2017. This translates into approximately 550 million barrels of oil equivalent, net, representing an increase of over 35% from our December 31, 2016 total proved reserves.
Production will be gathered at the field and delivered via two 73-mile flowlines to a fixed platform, with full processing capabilities, located approximately six miles offshore. The Leviathan platform will have an initial deck weight of 22,000 tons. Processed gas will connect to the Israel Natural Gas Lines Ltd. onshore transportation grid in the northern part of the country and to regional markets via onshore export pipelines. The approved development plan allows for significant future cost-effective expansion from its initial 1.2 billion cubic feet per day (Bcf/d) capacity to 2.1 Bcf/d.
We estimate gross capital for phase one of Leviathan development will be $3.75 billion ($1.5 billion net to Noble Energy), which includes approximately $100 million spent in 2016 and approximately $200 million pre-investment for future platform expansion. Phase one of Leviathan can be funded from our Tamar operating cash flows as well as Eastern Mediterranean portfolio proceeds. Regional portfolio proceeds received to-date total approximately $575 million, net. We are also in the process of securing access to a financing facility for additional funding flexibility.
With front-end engineering and design complete, we are currently finalizing major project contracts, and long lead materials procurement has begun. Noble Energy and its partners anticipate drilling one to two Leviathan development wells in 2017. Completion activity for all four producer wells, including two previously drilled, is anticipated in 2018. We expect to complete project installation and initiate commissioning in the fourth quarter of 2019, with delivery of first gas targeted for the end of 2019.
We operate Leviathan with a 39.66% working interest.  Other interest owners include Delek Drilling with 22.67%, Avner Oil Exploration with 22.67%, and Ratio Oil Exploration (1992) Limited Partnership with the remaining 15%.
Disclosure Regarding Forward-Looking Statements

This current report contains forward-looking statements within the meaning of the federal securities laws. The statements above that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “intend,” and similar words, although some forward-looking statements may be expressed differently. No assurances can be given that the forward-looking statements contained in this current report will occur as projected, and actual results may differ materially from those projected. Some factors, risks and uncertainties that could cause actual results to differ include: changes in government policies in countries in which we operate, government regulation and other actions, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, the ability of management to execute its plans to meet its goals and other risks inherent in the Company’s business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission. These reports are also available from the Company’s offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. The Company does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOBLE ENERGY, INC.

Date:	February 24, 2017	By:	/s/ Kenneth M. Fisher
Kenneth M. Fisher
Executive Vice President, Chief Financial Officer